Exhibit 2(l)

                            [LETTERHEAD OF DECHERT]

March 29, 2001

Pilgrim Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  Pilgrim Senior Income Fund
     (File Nos. 33-54910 and 811 10223)

Ladies and Gentlemen:

We have acted as counsel to Pilgrim Senior Income Fund (the "Fund"), formerly ING Pilgrim Senior Income Fund, in connection with the Registration Statement of the Fund on Form N-2 (File Nos. 333-54910 and 811-10223) (the "Registration Statement"), under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended, relating to the proposed issuance of common shares of beneficial interest, $.01 par value, of the Fund (the "Common Shares").

We have examined the Fund's Agreement and Declaration of Trust and Bylaws, and are familiar with the actions taken by the Fund's Trustees in connection with the authorization of the sale of the Common Shares. We have also examined such other documents and records as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, we are of the opinion that the Common Shares, when issued in accordance with the Registration Statement, will be legally issued, fully paid and nonassessable by the Fund. We consent to the filing of this opinion with and as part of the Registration Statement and to the use of our name in such Registration Statement.

Very truly yours,

/s/ Dechert